EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 3, 1997, which appears on page 77 of the 1996 Annual Report to Shareholders of Anheuser-Busch Companies, Inc., which is incorporated by reference in the Annual Report on Form 10-K of Anheuser-Busch Companies, Inc. for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

St. Louis, Missouri
July 16, 1997

Exhibit 23